Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2015)

Subsidiary Name	Jurisdiction of Incorporation
SK Telink Co., Ltd.	Korea
M&Service Co., Ltd.	Korea
SK Communications Co., Ltd.	Korea
Stonebridge Cinema Fund	Korea
Commerce Planet Co., Ltd.	Korea
SK Broadband Co., Ltd.	Korea
K-net Culture and Contents Venture Fund	Korea
Fitech Focus Limited Partnership II	Korea
Open Innovation Fund	Korea
PS&Marketing Co., Ltd.	Korea
Service Ace Co., Ltd.	Korea
Service Top Co., Ltd.	Korea
Network O&S Co., Ltd.	Korea
SK Planet Co., Ltd.	Korea
Neosnetworks Co., Ltd.	Korea
Iriver Ltd.	Korea
Iriver Enterprise Ltd.	Hong Kong
Iriver America Inc.	U.S.A.
Iriver Inc.	U.S.A.
Iriver China Co., Ltd.	China
Dongguan Iriver Electronics Co., Ltd.	China
Groovers JP Ltd.	Japan
SK Telecom China Holdings Co., Ltd.	China
SK Global Healthcare Business Group, Ltd.	Hong Kong
SK Planet Japan	Japan
SKT Vietnam PTE., Ltd.	Singapore
SK Planet Global PTE. Ltd.	Singapore
SKP Global Holdings PTE. Ltd.	Singapore
SKT Americas, Inc.	U.S.A.
SKP America LLC	U.S.A.
YTK Investment Ltd.	Cayman Islands
Atlas Investment	Cayman Islands
Technology Innovation Partners, L.P.	U.S.A.
SK Telecom China Fund I L.P.	Cayman Islands
Entrix Co., Ltd.	Korea
Shopkick Management Company, Inc.	U.S.A.
Shopkick, Inc.	U.S.A.